CLEAN DIESEL TECHNOLOGIES, INC.
                         300 ATLANTIC STREET, SUITE 702
                                STAMFORD CT 06901
                    ========================================


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 9, 2005
                    ----------------------------------------

To the Stockholders of Clean Diesel Technologies, Inc.:

     The annual meeting (the "Meeting") of stockholders of Clean Diesel Technologies, Inc., a Delaware corporation, will be held Thursday, June 9, 2005, at the offices of J. M. Finn & Co., Salisbury House, London Wall, London EC2M 5TA U.K. at 11:00 a.m. to consider and act upon the following matters, each of which is explained more fully in the following Proxy Statement. A proxy card for your use in voting is also enclosed.

     1. To elect seven (7) directors;
     2. To ratify the appointment of Eisner LLP as independent auditors for the year 2005; and
     3. To transact any other business that may properly come before the meeting or any adjournment.

     Only holders of common shares of record at the close of business on April 12, 2005 are entitled to notice of and to vote at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of the total number of votes which may be cast shall constitute a quorum for the transaction of business at the Meeting.

     Following the Meeting there will be a presentation of the Company's business activities and an opportunity for stockholders to ask questions.

     The Clean Diesel Technologies, Inc. Annual Report for 2004 is enclosed with this Notice of Meeting and Proxy Statement.

                              By Order of the Board of Directors


                                      Charles W. Grinnell
                                          Secretary

Stamford, Connecticut
April 21, 2005



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON IT IS REQUESTED THAT YOU PROMPTLY FILL OUT, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM TO THE SENDER IN THE ENCLOSED RETURN ENVELOPE.

                         CLEAN DIESEL TECHNOLOGIES, INC.

                                 ===============

                                 PROXY STATEMENT

                                 ===============


     The enclosed proxy is solicited by the Board of Directors (the "Board") of Clean Diesel Technologies, Inc., a Delaware corporation ("CDT" or "the Company"), in connection with the annual meeting of stockholders of the Company (the "Meeting") to be held at the offices of J. M. Finn & Co., Salisbury House, London Wall, London EC2M 5TA U.K., on Thursday, June 9, 2005, at 11:00 a.m. and at any adjournments.

     The record date with respect to this solicitation is April 12, 2005. All holders of the CDT's common shares, $.05 par, as of the close of business on that date are entitled to vote at the Meeting. The common shares are the only outstanding securities of CDT. According to the records of CDT's transfer agent, as of the record date CDT had 17,165,867 common shares outstanding and eligible to vote. A stockholders list as of the record date is available for inspection at the office of CDT set out in the Notice of Meeting and will be available for inspection at the Meeting.

     The quorum for the Meeting is that number of common shares representing a majority of the votes entitled to be cast. Each stockholder is entitled as of the record date to cast one vote per common share held.

     A proxy may be revoked by a stockholder at any time prior to its being voted. If a proxy is properly signed and not revoked by the stockholder, the shares it represents will be voted at the Meeting in accordance with the instructions of the stockholder. Abstentions and broker non-votes are counted in determining whether a quorum is present, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board.


     Members of the Board and Executive Officers of CDT may solicit stockholders' proxies. CDT shall bear the cost of proxy solicitation, if any.

     The CDT Annual Report to Stockholders, containing financial statements reflecting the financial position and results of operations of the Company for 2004 (the "Financial Statements"), and this Proxy Statement were distributed together commencing in the week of April 25, 2005.

                              ELECTION OF DIRECTORS

     The Board proposes the election of seven directors. The term of office of each director is until the 2006 Annual Meeting or until a successor shall have been duly elected or the director shall sooner resign, retire or be removed. John A. de Havilland, Derek R. Gray, Charles W. Grinnell, John J. McCloy II, Jeremy D. Peter-Hoblyn, Bernhard Steiner and James M. Valentine are the management nominees for election as directors of the Company. These nominees are all incumbents except for Mr. McCloy. Each of the nominees has consented to act as a director, if elected. Should one or more of these nominees become unavailable to accept nomination or election as a director, votes will be cast for a substitute nominee, if any, designated by the Board. If no substitute nominee is designated prior to the election, the individuals named as proxies on the enclosed proxy card will exercise their judgment in voting the shares that they represent, unless the Board reduces the number of directors.

     THE  AFFIRMATIVE  VOTE  OF  A  PLURALITY OF THE AGGREGATE VOTES CAST OF THE
STOCKHOLDERS VOTING SHALL ELECT THE NOMINEES AS DIRECTORS. THE COMPANY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     The following table sets forth certain information with respect to each person nominated and recommended to be elected as directors of the Company.

Name                    Age  Director Since
----------------------  ---  --------------
John A. de Havilland     67            1994
Derek R. Gray            71            1998
Charles W. Grinnell      68            1994
John J. McCloy, II       67               -
Jeremy D. Peter-Hoblyn   65            1994
Bernhard Steiner         56            2004
James M. Valentine       51            1994

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     JOHN A. de HAVILLAND has been a director of the Company since its inception. Mr. de Havilland was a director of J. Henry Schroder Wagg & Co. Ltd., a merchant bank, from 1972 until his retirement in 1989. Except for the period of April through December 1998, Mr. de Havilland was a Managing Director of Fuel-Tech N.V., a pollution control company, from 1987 through March 1, 2002.

     DEREK R. GRAY has been a director of the Company since 1998 and Chairman since 2003. Mr. Gray has been Managing Director of S G Associates Limited, a United Kingdom fiscal advisory firm since 1971 and a director of Velcro Industries N.V., a manufacturing company, since 1974.

     CHARLES W. GRINNELL has been Vice President, General Counsel and Corporate Secretary of the Company since its inception and has held the same positions with Fuel-Tech N.V. since 1987. Mr. Grinnell, a Managing Director of Fuel-Tech N.V., is engaged in the private practice of corporate law in Stamford, Connecticut.

     JOHN J. MCCLOY, II is proposed for election to the Board for the first time. Mr. McCloy is a private investor concentrating on venture capital and early stage investment projects in a variety of industries. He is Chairman of Gravitas Technology, Inc., an information technology company; a director of NCT Group, Inc., a communications technology company; the Sound Shore Mutual Fund, Inc.; Ashland Management, Inc., an investment advisory firm; and the American Council on Germany. He is also a member of the U.S. Council on Foreign Relations.

     JEREMY D. PETER-HOBLYN was Chief Executive Officer of CDT from its inception until his retirement on September 14, 2004. He was President from inception and Chairman from 2002 until 2003. Mr. Peter-Hoblyn is temporarily the acting Chief Technology Officer of the Company. He was a Managing Director of Fuel-Tech N.V. from 1987 through March 1, 2002.

     R. GLEN REID, 58, has been Vice President - Sales and Marketing of CDT since April 18, 2003 and an employee of CDT since 2002. From 1999 to 2002 Mr. Reid was Vice President - Sales and Marketing of Marathon Sensors, Inc., a manufacturer of sensors and associated instrumentation.

     TIMOTHY ROGERS, 43, has been Vice President - International of CDT since February 21, 2004 and previously had been a consultant to CDT since September 30, 2003. From 2002 to September 2003 he was Director of Sales and Marketing of ADAS Consulting, Ltd and from 1993 to 2002 was a Company Director of Adastra, a wholly owned subsidiary of Associated Octel Company, Ltd, a U.K. based multinational Petrochemical Company.

     DR. BERNHARD STEINER became Chief Executive Officer of CDT on September 14, 2004. Previously, Dr. Steiner held executive director positions from 2003 at both Wayfinder Systems AB of Sweden, a navigation and location software development company, and OWR AG, an NBC protection solutions company. He continues as a non-executive director at Wayfinder. From 1999 until 2003 Dr. Steiner was General Manager of the Software Solutions Group of Motorola, Inc., an electronics company. From 1994 until 1999 he was Chairman and Chief Executive of NXT PLC Group companies Wharfedale and Mission and from 1996 Group Managing Director of NXT PLC. Dr. Steiner, a graduate of the University of St. Gallen, Switzerland, during his business career also held executive sales and marketing positions at Canon, Sony and Amstrad PLC.

     JAMES M. VALENTINE has been President of CDT since 2002 and has been Chief Operating Officer of CDT since inception. He was Executive Vice President since inception until 2002. From 1999 through 1993, Mr. Valentine was the head of his own energy and environmental consulting firm. Mr. Valentine was a Managing Director of Fuel-Tech N.V. from 1993 until 2002.

     DAVID W. WHITWELL, 39, has served as Vice President, Chief Financial Officer and Treasurer of the Company since 1999. Mr. Whitwell had previously been Vice President and Chief Financial Officer of Primedia, Inc.'s Special Interest Magazine Division since 1996 and prior to that position had been Manager of Planning and Analysis at the Health Care Products Division of Schering Plough, Inc. since 1991.

     There are no family relationships between any of the directors or executive officers. Please also see the text below under the caption "Certain Relationships and Related Transactions."

COMMITTEES OF THE BOARD

     The standing Committees of the Board are an Audit Committee and a Compensation and Nominating Committee. Messrs. Gray and de Havilland are the members of both committees. Mr. Gray is Chairman of the Audit Committee and Mr. de Havilland is Chairman of the Compensation and Nominating Committee. Mr. Gray and Mr. de Havilland are independent directors both under the definition of NASDAQ Rule 4500(a)(15) and also the more restrictive independence standard applicable to audit committees in NASDAQ rule 4350(d). While CDT is not listed on a recognized stock exchange, the Board follows certain policies of The NASDAQ Stock Market, Inc. as best practice. The Charters of these Committees are available for viewing on the CDT web site <www.cdti.com>. The Audit Committee Charter was previously furnished to stockholders as Schedule I to the proxy statement circulated for the 2003 annual meeting.

     The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The audit committee has instituted procedures for receiving reports of improper record keeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations.

     In  the  opinion  of  the  Board  each  of  the voting members of the Audit
Committee has both business experience and an understanding of generally accepted accounting principles and financial statements enabling them to effectively discharge their responsibilities as members of that Committee. Moreover, the Board has determined that Mr. Gray is a Financial Expert within the meaning of Securities and Exchange Commission regulations. In making this determination the Board considered Mr. Gray's formal training and long experience in accounting and auditing and his former service for many years as the Chairman of the Audit Committee of another reporting Company under the Securities Exchange Act.

     The Compensation and Nominating Committee was established March 13, 2004 replacing the Compensation Committee. This Committee is responsible for establishing executive compensation and administering the Company's Incentive
Compensation Plan and also identifies director nominees for election to fill vacancies on the Board of Directors of CDT. Nominees are approved by the Board on recommendation of the Committee.

     Mr. McCloy was recommended to the Board as a nominee at the suggestion of Mr. Farad Azima, a stockholder and consultant to the Company. No fee was paid on account of that suggestion.

     In evaluating nominees, the Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to Board responsibilities. Candidates should also satisfy such other particular requirements that the Committee may consider important to CDT's business at the time. When a vacancy occurs on the Board, the Committee will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the Directors or CDT management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated will be recommended to the Board to consider for nomination.

     Stockholders who wish to recommend candidates for consideration as nominees should on or before January 1 in each year furnish in writing detailed biographical information concerning the candidate to the Committee addressed to the Corporate Secretary of CDT at the address set out on the Notice of Meeting.

CORPORATE  GOVERNANCE

Director  Independence

Mr. Gray and Mr. de Havilland are, and Mr. McCloy when elected will be, independent, non-executive directors. The Board does not have a majority of independent directors, as CDT is too small a company for that practice to be feasible. The Company is not listed on an exchange subject to the U. S. Securities Exchange Act of 1934.

Meetings

     During 2004 there were nine meetings of the Board of Directors of CDT, five meetings of the Compensation and Nominating Committee, and five meetings of the Audit Committee. Each Director attended during 2004 at least 75% of Board and Committee meetings of which he was a member. Each Director, except Mr. Valentine, attended the 2004 Annual Meeting of Stockholders.

Code  of  Business  Ethics  and  Conduct

     On the recommendation of the Audit Committee, the Board has adopted a Code of Business Ethics and Conduct which is available for viewing on the CDT web site <www.cdti.com>. Changes to or waivers of the requirements of the Code will be posted to the web site and reflected in appropriate Securities and Exchange Commission filings.

Indemnification

     Under the CDT Certificate of Incorporation, indemnification is afforded the Company's directors and executive officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware. Such indemnification also includes payment of any costs which an indemnity incurs because of claims against the indemnity. The Company is, however, not obligated to provide indemnity and costs where it is adjudicated that the indemnity did not act in good faith in the reasonable belief that the indemnity's actions were in the best interests of the Company, or, in the case of a settlement of a claim, such determination is made by the Board of Directors of the Company.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The annual premium for this policy is $81,000. No sums have been paid for such indemnification to any past or present director or officer by the Company or under any insurance policy.


                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Audit Committee has reappointed the firm of Eisner LLP, Certified Public Accountants ("Eisner"), to be the Company's independent auditors for the year 2005 and submits that reappointment to stockholders for ratification. Eisner, an independent member of Baker Tilly International, was also engaged to perform that service by the Audit Committee for the 2004 audit. A representative of Eisner is not expected to be present at the London Meeting.


AUDIT  FEES

Fees for professional services provided by Ernst & Young and Eisner in the last two fiscal years by category were:

                     2004     2003
                    -------  -------
Audit Fees          $65,381  $51,500
Audit-Related Fees        -        -
Tax Fees                  -        -
All Other Fees            -        -
                    -------  -------
                    $65,381  $51,500

"Audit Fees" include fees for the audit of the financial statements, quarterly reviews and assistance with regulatory filings and compliance.

PRE-APPROVAL POLICIES AND PROCEDURES

CDT's' policy and procedure is that each engagement for audit or non-audit service is approved in advance by the Audit Committee.

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING IS REQUIRED FOR THE APPROVAL OF THIS PROPOSAL. THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.


REPORT OF THE AUDIT COMMITTEE

     Management is responsible for the Company's internal controls and its financial reporting. Eisner, the independent auditors, is responsible for performing an audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion on those financial statements based on their audit. The Audit Committee reviews these processes.

     Management has represented that the Company's internal controls were effective at December 31, 2004. Management has also represented that CDT's 2004 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed those financial statements with both management and Eisner and has reviewed and discussed with Eisner its report on those financial statements. The Committee has discussed with Eisner the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

     The Committee has received the written disclosures and the representation letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence.

     Based on the representations and the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the Securities and Exchange Commission.

     This report has been provided by the following members of the Audit
Committee: D. R. Gray, Chairman and J. A. de Havilland.

                             2003 CHANGE IN AUDITORS

     Effective December 2, 2003 CDT dismissed its independent auditors, Ernst & Young LLP, of Stamford Connecticut ("Ernst & Young"), and engaged Eisner LLP, of New York, New York ("Eisner"), as its new independent auditors. The dismissal of Ernst & Young and engagement of Eisner was for reasons of economy and was approved by the CDT Audit Committee.

     Eisner acted as independent auditor for CDT for years ended December 31, 2004 and 2003. In neither of such years did Eisner's reports relating to its audit of CDT's financial statements for such years contain an adverse opinion or disclaimer of opinion, or were modified as to uncertainty, audit scope or accounting principles.

     During such two most recent fiscal years and any subsequent interim periods through the dismissal of Ernst & Young, there were no disagreements with or reportable events concerning Ernst & Young, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with any of their reports. Reports concerning the change in auditors together with the statement of Ernst & Young confirming the foregoing were filed on CDT's Forms 8-K and 8-KA, each of December 2, 2003.


     PRINCIPAL  STOCKHOLDERS  AND  STOCK  OWNERSHIP  OF  MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of common stock as of April 12, 2005 by (i) each person known to the Company to own beneficially more than three percent of the outstanding common;
(ii) each director or director nominee of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group.

NAME AND ADDRESS(1)                      NO. OF SHARES(2)(3)  PERCENTAGE(4)
---------------------------------------  -------------------  -------------

Beneficial Owners

Fuel-Tech N.V.(2)(5)                               1,849,972          10.8%
Waltham Forest Friendly Society(2)                 1,394,350           8.1%
Positive Securities Limited                        1,304,734           7.6%
Cadogan Settled Estates
  Shareholding Company Limited(5)                  1,059,453           6.2%
J.A. Kanis (2)                                       593,258           3.5%

Directors and Named Executive Officers

John A. de Havilland (2)                             170,261           1.0%
Derek R. Gray (2)                                    644,891           3.8%
Charles W. Grinnell (2)                              235,121           1.4%
John J. McCloy, II                                         -             -
Jeremy D. Peter-Hoblyn(2)                            574,954           3.3%
R. Glen Reid(2)                                      130,000             *
Timothy Rogers (2)                                   120,000             *
Bernhard Steiner(2)                                   91,667             *
James M. Valentine(2)                                470,946           2.7%
David W. Whitwell(2)                                 287,916           1.7%

All Directors and Officers
as a Group (10 persons)(2)                         2,725,756          15.9%

* Less than 1%

  (1) The address of Fuel-Tech N.V. is Castorweg 22-24, Curacao, Netherlands Antilles. The address of the other beneficial owners is c/o S G Associates Limited, 45 Queen Anne Street, London W1G 9JF U.K. The address of Directors and Named Executive Officers is c/o Clean Diesel Technologies, Inc., Suite 702, 300 Atlantic Street, Stamford, Connecticut 06901.
  (2) In addition to shares issued and outstanding, includes shares subject to options or warrants exercisable within 60 days for Fuel-Tech N.V., 25,000 shares; Waltham Forest Friendly Society, 25,000 shares; Mr. Kanis, 21,247 shares; Mr. de Havilland, 153,817 shares; Mr. Rogers, 120,000 shares; Dr. Steiner, 91,667 shares; Mr. Gray, 229,757 shares; Mr. Grinnell, 219,917 shares; Mr. Reid, 130,000 shares; Mr. Peter-Hoblyn, 444,701 shares; Mr. Valentine, 469,386 shares; Mr. Whitwell, 275,554 shares; and, for all directors and officers as a group, 2,134,799 shares. The amount for Mr. de Havilland and for directors and officers as a group does not include 23,599 shares owned by Mr. de Havilland's adult children as to which he disclaims beneficial ownership.
  (3) To the knowledge of the Company the owners of all shares hold sole beneficial ownership and investment power over the shares reported.
  (4) The percentages are percentages of outstanding stock and have been calculated by including warrants and options exercisable within 60 days by the respective stockholders. In addition 3% rather than 5% is presented in accordance with standard U.K. practice due to the Company's listing on the Alternative Investment Market of the London Stock Exchange.
  (5) The shares indicated for Fuel-Tech N.V. include shares held by its wholly-owned subsidiary, Platinum Plus, Inc. Mr. de Havilland is a director of Cadogan Settled Estates Shareholding Company Limited and disclaims beneficial ownership of the shares held by that company.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to Dr. Bernhard Steiner, Chief Executive Officer; Mr. Jeremy D. Peter-Hoblyn, retired Chief Executive Officer; Mr. R. Glen Reid, Vice President, Sales and Marketing; Mr. Timothy Rogers, Vice President International; Mr. David W. Whitwell, Vice President, Treasurer and Chief Financial Officer; and Mr. James M. Valentine, President and Chief Operating Officer, during the fiscal years ended December 31, 2004, 2003 and 2002, the only executive officers of the Company who earned total compensation in excess of $100,000 during fiscal year 2004 (the "Named Executive Officers").

                                         SUMMARY COMPENSATION TABLE
                                                   ANNUAL                            LONG-TERM
                                       ==============================           ===================
                                                                               SHARES
                                                                             UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR  SALARY (1)    BONUS   OTHER(2)       OPTIONS       COMPENSATION
                                                                             GRANTED (#)         (4)
                                                                                 (3)
----------------------------------------------------------------------------------------------------------
Bernard Steiner                     2004  $    80,300        -  $  20,075          200,000              -
Chief Executive Officer             2003            -        -          -                -              -
                                    2002            -        -          -                -              -

Jeremy Peter-Hoblyn                 2004  $   157,500  $20,000          -           20,000  $     440,587
Retired Chief Executive Officer     2003  $   256,875  $37,500  $  22,900           70,000              -
                                    2002  $   289,600        -  $  50,000          100,000              -

R. Glen Reid                        2004  $   168,667  $ 5,000          -           20,000  $       5,040
Vice President                      2003  $   160,667  $16,000  $  38,000           60,000  $       4,820
Sales and Marketing                 2002  $   120,000        -          -           50,000  $       2,400

Timothy Rogers                      2004  $   254,225  $20,083          -           20,000              -
Vice President                      2003  $    36,000        -          -          100,000              -
International                       2002            -        -          -                -              -

David W. Whitwell                   2004  $   215,000  $15,000          -           20,000  $       6,150
Vice President and Chief            2003  $   192,083   25,000          -           96,000  $       5,570
Financial Officer                   2002  $   184,300        -          -           80,000  $       5,375

James M. Valentine                  2004  $   315,000  $20,000          -           30,000  $      10,350
President and                       2003  $   301,250  $50,000          -          120,000  $      10,088
Chief Operating Officer             2002  $   289,100        -          -          100,000  $       9,500


    (1) Dr. Steiner became CEO and Mr. Peter Hoblyn retired as CEO on September 14, 2004. Dr. Steiner's salary is at the rate of 200,000 Euros ($250,000) per year. Mr. Rogers' 2003 compensation was in his capacity as a consultant prior to his commencement of employment on January 1, 2004.
    (2) The amounts designated "Other" were in 2004 for Dr. Steiner, healthcare premiums, pension allowance and office expense; in 2003 and 2002 for Mr. Peter-Hoblyn, accruals for a pension; and, in 2003 for Mr. Reid, a relocation allowance.
    (3) Options granted were non-qualified stock options through 2002; thereafter they were incentive stock options, except for options granted to Mr. Rodgers and Dr. Steiner, which were non-qualified stock options. Options are granted at fair market value of the shares on the date of grant. CDT has granted no stock appreciation rights in connection with stock options.
    (4) The amounts designated "All Other" were, for Mr. Peter-Hoblyn in 2004 on the occasion of his retirement, payment of pension accruals in the amount of $305,187 and distribution to him of 73,587 shares of CDT common, then valued at$135,400, on account of deferred salary. For other employees these amounts were matching 401(k) or profit sharing contributions and auto allowance.

DIRECTORS' COMPENSATION


     CDT provides an annual retainer of $30,000 plus associated expenses for directors who are not employees of the Company. The Chairman of the Board receives an additional annual retainer of $30,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000. Directors who are employees of the Company will receive no compensation for their service as directors. For 2004, Mr. Gray accrued 27,179 shares of restricted Common in lieu of cash on account of directors' fees. In addition, Messrs. Gray and de
Havilland were granted, respectively, 25,000 and 15,000 non-qualified stock options on December 9, 2004 at the exercise price of $1.94 per share.

                                     OPTION GRANTS IN THE LAST FISCAL YEAR
                                          TO NAMED EXECUTIVE OFFICERS

                  NUMBER OF     % OF TOTAL                                   POTENTIAL REALIZABLE VALUE
                   SHARES        OPTIONS       EXERCISE OR                      OF ASSUMED ANNUAL RATES
   NAME          UNDERLYING     GRANTED TO      BASE PRICE  EXPIRATION DATE  OF PRICE APPRECIATION FOR
                   OPTIONS     EMPLOYEES IN     ($/SHARE)                            OPTION TERM
                 GRANTED (#)       2004                                             5%                10%
--------------------------------------------------------------------------------------------------------------
Bernhard             150,000                 $        1.84          9/12/14  $         73,575  $      439,873
Steiner               50,000            43%  $        1.94          12/8/14  $         61,003  $      154,593

Jeremy D.
Peter- Hoblyn         20,000             4%  $        1.94          12/8/14  $         24,401  $       61,837

James M.
Valentine             30,000             6%  $        1.94          12/8/14  $         36,602  $       92,756

Timothy
Rogers                20,000             4%  $        1.94          12/8/14  $         24,401  $       61,837

David W.
Whitwell              20,000             4%  $        1.94          12/8/14  $         24,401  $       61,837

R.Glen
Reid                  20,000             4%  $        1.94          12/8/14  $         24,401  $       61,837

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FY-END OPTION VALUES
                                        OF NAMED EXECUTIVE OFFICERS

                                    NUMBER OF
                                    SECURITIES    NUMBER OF           VALUE OF            VALUE OF
               SHARES               UNDERLYING    SECURITIES         UNEXERCISED IN-    UNEXERCISED IN-
   NAME       ACQUIRED    VALUE    UNEXERCISED    UNDERLYING           THE-MONEY          THE-MONEY
                ON      REALIZED    OPTIONS AT    UNEXERCISED        OPTIONS AT         OPTIONS AT FISCAL
              EXERCISE             FISCAL YEAR  OPTIONS AT FISCAL   FISCAL YEAR-END/      YEAR-END/
                                      END/         YEAR END/         EXERCISABLE        UNEXERCISABLE
                                   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------
Bernhard
Steiner              -          -       66,667            133,333  $           3,000  $            6,000

Jeremy D.
Peter-Hoblyn         -          -      421,367                  -  $          66,667  $            3,333

James M.
Valentine       28,115  $  50,600      409,385             60,000  $          45,218  $            6,667

Timothy
Rogers               -          -       73,334             46,666                  -                   -

David W.
Whitwell        20,448  $  37,440      230,220             45,332  $           5,721  $            5,417

R. Glen
Reid                 -          -       96,667             33,333  $           6,667  $            3,333

       REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION POLICIES

   Compensation for executives is based on the philosophy that compensation must
(a) be competitive with other businesses to attract, motivate and retain the talent needed to lead and grow the Company's business, (b) be linked to the Company's needs for strong entrepreneurial skills to commercialize and promote its products, (c) encourage executive officers to build their holdings of the Company's stock to align their goals with those of the stockholders and (d) to conserve cash.

COMPENSATION OF EXECUTIVE OFFICERS - 2004

     The key components of the Company's executive compensation program during 2004 were base salary and stock option awards under the 1994 Plan, as well as bonus payments. Compensation is fixed by the Board in its discretion based upon historical levels, performance, ranking within the officer group, amounts being paid by comparable companies and the Company's financial position. Stock options are designed to provide additional incentives to executive officers to maximize stockholder value. Through the use of vesting periods the option program encourages executives to remain in the employ of the Company. In addition, because the exercise prices of such options are set at the fair market value of the stock on the date of grant of the option, executives can only benefit from such options, if the trading price of the Company's shares increases, thus aligning their financial interests with those of the stockholders. Finally, stock options minimize the Company's cash compensation requirements.

COMPENSATION OF CHIEF EXECUTIVE OFFICER - 2004

     The compensation of the Chief Executive Officer, Dr. Steiner, fixed in 2004 pursuant to an Executive Agreement of September 13, 2004, is made up of base salary, stock options, and pension and health benefits and a twelve month guaranteed bonus payment (See the Summary Compensation Table above). Dr. Steiner's base salary is 200,000 Euros per year ($250,000). Mr. Steiner was awarded at September 14, 2004 a stock option to purchase 150,000 shares of CDT Common at the exercise price of U.S. $1.84 per share. CDT will pay to or contribute on behalf of Dr. Steiner up to 50,000 Euros ($62,500) annually for pension, life insurance and health benefits. Dr. Steiner, if still in the employ of CDT on September 15, 2005 will receive a guaranteed bonus of 100,000 Euros ($125,000). Dr. Steiner was also awarded on December 9, 2004 an option to purchase 50,000 shares of CDT common at $1.94 per share. Dr. Steiner will also be awarded a performance based option for 100,000 shares of CDT common, if by March 13, 2006, CDT shall have completed debt or equity financings in the aggregate amount of U.S. $10 million. That option, if granted, will have an exercise price at the fair market value of the shares on the date the condition is satisfied. Each of the foregoing options are non-qualified options with a term of ten years and vest one-third on grant and one-third on each of the first and second anniversaries of grant.

     The foregoing CEO compensation arrangement was approved by the Board on recommendation of the Compensation and Nominating Committee, based on the Committee's overall business judgment considering what is appropriate compensation in view of the Company's position, arrangements made by comparable companies, and Dr. Steiner's background and experience.

     The compensation of the retired Chief Executive Officer, Mr. Peter-Hoblyn, in 2004 was made up of base salary, stock options and a bonus. (See the Summary Compensation Table above.) That compensation was fixed by the Board on recommendation of the Compensation and Nominating Committee on the same basis described above as applicable to Dr. Steiner. Also, on the occasion of his retirement, the Board authorized the settlement on Mr. Peter-Hoblyn of $440,587 of cash and stock on account of accrued pension benefit and deferred salary. Currently, pending engagement of an executive as the CDT Chief Technology Officer ("CTO"), Mr. Peter-Hoblyn is acting CTO at the rate of $13,125 per month. When a new CTO is engaged, Mr. Peter-Hoblyn will then act as a consultant to CDT for services as requested by the CEO from time to time at $1,000 per day and will also receive standard non-executive director fees.

This report has been provided by the following members of the Compensation Committee of the Board of Directors of the Company: D. R. Gray and J. A. de Havilland, Chairman.


                                PERFORMANCE GRAPH

     The following line graph compares (i) the Company's cumulative total return to stockholders per share of Common Stock for the five year period ending December 31, 2004 to that of (ii) the Russell 2000 index and (iii) the Standard and Poor's 1500 Super composite Specialty Chemicals Index.


                                GRAPHIC OMITTED


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AND CONSULTING AGREEMENTS

     Messrs. Rogers, Steiner, Reid, Whitwell and Valentine have employment agreements with the Company, effective January 1, 2004 for Mr. Rogers; September 14, 2004 for Mr. Steiner; April 1, 2002 for Mr. Reid; March 1, 2001 for Mr. Whitwell and August 1, 1995 for Mr. Valentine. These agreements are for indefinite terms, except for Mr. Steiner whose agreement expires September 13, 2006. If canceled by the Company under circumstances that are "at will" as defined in the agreements, the Company shall continue the employee's then base salary and benefits until the employee finds other comparable employment but not for a period in excess of the remaining period of the agreement for Mr. Steiner, after one year; for Mr. Valentine, nine months; for Mr. Whitwell, six months; for Mr. Reid; and three months for Mr. Rogers. The agreements also contain provisions relating to the employees' obligations to maintain the confidentiality of the Company's proprietary information and to protect such information from competitors and to assign certain inventions to the Company. See also the text above under the caption "Compensation of Chief Executive

Officer - 2004" for a description of Mr. Peter-Hoblyn's consulting arrangement with CDT and his service as acting CTO.

MANAGEMENT AND SERVICES AGREEMENT

     CDT entered into a Management and Services Agreement of July 1995, as amended (the "Services Agreement") with Fuel Tech, Inc., a wholly-owned subsidiary of Fuel-Tech N.V. Fuel-Tech N.V. is a principal stockholder of CDT. Services provided to CDT under the Services Agreement are principally legal services proved by Mr. Grinnell who is an employee of Fuel Tech, Inc. and a director of Fuel-Tech N.V. and of CDT. The amount of $69,000 was paid by CDT to Fuel Tech, Inc. in each of the years 2002 through 2004 on account of these services. Mr. Grinnell will recuse himself from consideration of any transactions between these companies that may be, or may appear to be, material to either company.

TECHNOLOGY ASSIGNMENTS

     The Company's technology is comprised of patents, patent applications, trade or service marks, data and know-how. A substantial portion of this technology is held under assignments of technology from Fuel Tech, Inc. and Fuel Tech affiliates. The assignments provide for running royalties payable to Fuel Tech, Inc. commencing in 1998 of 2.5% of gross revenues derived from platinum fuel catalysts. Such royalties incurred in 2004, 2003 and 2002 were $7,450, $4,800 and $800. CDT may at any time terminate the royalty obligation by payment to Fuel Tech, Inc. in any year from 2005 through 2008 of amounts, depending on the year, declining from $4.4 million in 2005 to $1.1 million in 2008.


                                     GENERAL

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that all officers and directors of the Company were in compliance with 2004 filing requirements relating to beneficial ownership reports under Section 16(a) of the Securities Exchange Act of 1934, except that the following filings were delayed, each filing relating to a single transaction: the Forms 3 due for Mr. Rogers on January 23 and for Mr. Steiner on September 15 were filed on February 4 and September 23; the Forms 4 due for Mr. Gray on June 12, August 28 and October 2 were filed on June 14, August 30 and October 4; the Form 4 for Mr. Peter-Hoblyn due October 2 was filed October 4; the Form 4 for Mr. Valentine due October 9 was filed October 12; and, for all reporting persons, the Forms 4 due December 11 were filed December 16.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the 2006 Annual Meeting of Stockholders of the Company must be received in writing at the address of the Company set out on the Notice of Meeting on or before December 22, 2005 and, if received thereafter, may be excluded by the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Any stockholder desiring to send a communication to the Board, or any individual director, may forward such communication to the Corporate Secretary to the address of the Company set out on the Notice of Meeting. Under procedures fixed from time to time by the independent directors, the Corporate Secretary will collect and organize all such communications and forward them to the Board or individual director.



OTHER BUSINESS

     Management knows of no other matters that properly be, or are likely to be, brought before the Meeting other than those described in this proxy statement.


                           By Order of the Board of Directors



                               Charles W. Grinnell
                                  Secretary


Stamford Connecticut
April 21, 2005



THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT OF THE
COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION. ALL SUCH REQUESTS SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT THE ADDRESS OF THE COMPANY ON THE NOTICE OF MEETING.

STATEMENTS IN THIS PROXY STATEMENT WHICH ARE NOT HISTORICAL FACTS, SO-CALLED "FORWARD-LOOKING STATEMENTS" ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STOCKHOLDERS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND
UNCERTAINTIES, INCLUDING THOSE DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION.

PROXY                                                                      PROXY

                       SOLICITED BY THE BOARD OF DIRECTORS

                         CLEAN DIESEL TECHNOLOGIES, INC.

                  ANNUAL MEETING OF STOCKHOLDERS - JUNE 9, 2005

     The undersigned hereby appoints Derek R. Gray, Bernhard Steiner, or Charles
W. Grinnell, acting singly, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Clean Diesel Technologies, Inc. (the "Company") which the undersigned may be entitled to vote at the annual meeting of stockholders of the Company to be held at the offices of James M. Finn & Co., Salisbury House, London Wall, London EC2M 5TA, U.K. at 11:00 a.m. on Thursday, June 9, 2005, and at any adjournments or postponements of the meeting, for the approval of the agenda items set forth below and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the accompanying Notice of Meeting and Proxy Statement. The Board of Directors recommends a vote for election as director of each of the nominees and for each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.

             IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE

                            . Fold and Detach Here .

1. To approve the election as directors of Derek R. Gray, John A. de Havilland, Charles W. Grinnell, John J. McCloy II, Jeremy D. Peter-Hoblyn, Bernhard Steiner, and James M. Valentine.

FOR  all  nominees              WITHHOLD
listed  above  (except          AUTHORITY
as  marked  to  the             to  vote  for  all
contrary)                       nominees  listed  above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------


2. To ratify the appointment of Eisner LLP as the independent auditors for the year 2005.

FOR         AGAINST       ABSTAIN




                               Dated  ____________________,  2005


                               ______________________________


                               ______________________________
                                (Signature  of  Stockholder)

                               Please sign exactly as name appears. If acting as attorney, executor, trustee or in other representative capacity, insert name and title.